Exhibit 99.1

Acadia Healthcare Announces Retirement of Chief Executive Officer

FRANKLIN, Tenn.--(BUSINESS WIRE)--October 5, 2021--The Board of Directors of Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced that Debbie Osteen will retire as CEO. Ms. Osteen will continue to serve on Acadia’s Board of Directors and will assist in the selection and transition of the new CEO. It is anticipated that Ms. Osteen’s retirement will be effective on January 31, 2022.

Reeve Waud, Chairman of Acadia’s Board of Directors, said, “Debbie has done an outstanding job as Acadia’s CEO with the support of a strong senior team, and the Board could not be more pleased with the Company’s progress under Debbie’s leadership. We are very appreciative of her efforts in leading the Company through a period of significant progress and evolution, with the Company now well-positioned for future growth. Since Debbie joined Acadia in December 2018, she has led Acadia’s strategic vision and executed a growth plan that includes the acquisition of 14 facilities, the establishment of nine joint ventures with leading healthcare systems and the expansion of multiple facilities with over 1,000 bed additions. The Company also successfully divested its U.K. business operations, a key strategic priority to focus the Company on growing and expanding its U.S. operations. During her tenure, Acadia’s stock price has increased approximately 125%, generating an increase in value to our stockholders of approximately $3.3 billion.”

Ms. Osteen, a 35+ year veteran of the behavioral health care industry, said, “I am proud of what we have accomplished since I joined Acadia. The past three years have provided me with a unique opportunity to work closely with the Board of Directors and leverage my experience in behavioral health to lead Acadia through a critical period. Most importantly, I am proud of the team at Acadia and all our employees who demonstrate their commitment every day by helping the many people who need quality behavioral health care. Our employees’ resilience and passion has been particularly evident during the COVID-19 crisis. Despite the unprecedented challenges, we continue to provide care to patients within the communities we serve and fulfill our vital, life-saving mission. Today, with our deep and talented leadership team and over 20,000 dedicated employees, Acadia is well positioned to continue implementing and executing our strategy and growth pathways, solidifying our position as the largest stand-alone behavioral healthcare company in the U.S.”

Mr. Waud remarked, “We thank Debbie for her leadership and the Board is very excited about the next phase in the Company’s growth. In addition, the Board appreciates Debbie’s desire to ensure a smooth transition of leadership, and to continue to provide her valuable insights by remaining on the Board. The Board has engaged a national recruiting firm to conduct a comprehensive search to identify the right person to lead Acadia in 2022 and beyond. Acadia’s new CEO, working with our outstanding leadership team, will continue to execute our strategic growth plan and ensure that Acadia remains a patient-first organization focused on quality of care and an employer of choice delivering strong returns for our stockholders over the long term.”

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States. As of June 30, 2021, Acadia operated a network of 229 behavioral healthcare facilities with approximately 10,100 beds in 40 states and Puerto Rico. With more than 20,000 employees serving approximately 70,000 patients daily, Acadia is the largest stand-alone behavioral health company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Contacts

Gretchen Hommrich
Director, Investor Relations
(615) 861-6000